CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$9,949,300	$1,238.69

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

September 2017 Registration Statement No. 333-212571 Pricing Supplement dated September 29, 2017 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Performance Leveraged Upside SecuritiesSM (the “PLUS”) will pay no interest and do not guarantee any return of principal at maturity. Instead, if the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount plus the leveraged upside performance of the underlier, subject to the maximum payment at maturity. However, if the final underlier value is less than the initial underlier value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than the stated principal amount and could be zero. The PLUS are for investors who seek an equity exchange-traded fund-based return and who are willing and able to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlier. Investors may lose their entire initial investment in the PLUS. The PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the PLUS. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

FINAL TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	Financial Select Sector SPDR® Fund (Bloomberg ticker symbol “XLF”) (the “underlier”)
Aggregate principal amount:	$9,949,300
Stated principal amount:	$10 per PLUS
Initial issue price:	$10 per PLUS (see “Commissions and initial issue price” below)
Pricing date:	September 29, 2017
Original issue date:	October 4, 2017
Valuation date†:	October 29, 2018
Maturity date*†:	November 1, 2018
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per PLUS determined as follows:

•          If the final underlier value is greater than the initial underlier value:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

•           If the final underlier value is less than or equal to the initial underlier value:

$10 × underlier performance factor

This amount will be less than or equal to the stated principal amount of $10 and could be zero. Investors may lose their entire initial investment in the PLUS. Any payment on the PLUS, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the PLUS, by acquiring the PLUS, each holder of the PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Maximum payment at maturity:	$11.38 per PLUS (113.80% of the stated principal amount)
Leveraged upside payment:	$10 × leverage factor × underlier return
Leverage factor:	300%
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value*:	$25.86, which is the closing price of the underlier on the pricing date
Final underlier value*:	The closing price of the underlier on the valuation date
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per PLUS	$10	$10	$0.175(2) $0.05(3)	$9.775
Total	$9,949,300	$9,949,300	$223,859.25	$9,725,440.75

(1)	Our estimated value of the PLUS on the pricing date, based on our internal pricing models, is $9.723 per PLUS. The estimated value is less than the initial issue price of the PLUS. See “Additional Information Regarding Our Estimated Value of the PLUS” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.175 for each PLUS they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the PLUS and hold such PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of PLUS available for secondary trading and, therefore, could adversely affect the price of the PLUS in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 12 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

The PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the PLUS. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the PLUS after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The PLUS constitute our unsecured and unsubordinated obligations. The PLUS are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 18, 2016	Prospectus Supplement dated July 18, 2016	Index Supplement dated July 18, 2016

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Closing price*:	Closing price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06746M800 / US06746M8001
Listing:	The PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	If the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the calculation agent may select a successor underlier or, if no successor underlier is available, may accelerate the maturity date. In addition, in the case of certain events related to the underlier, the calculation agent may adjust any variable, including but not limited to, the underlier, initial underlier value, final underlier value and closing price of the underlier if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the underlier. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.
†	The valuation date may be postponed if the valuation date is not a scheduled trading day or if a market disruption event occurs on the valuation date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
Barclays Capital Inc.

September 2017	Page 2

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the PLUS

You should read this document together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the PLUS are a part. This document, together with the documents listed below, contains the terms of the PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Prospectus supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Index supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

September 2017	Page 3

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the PLUS on the pricing date is less than the initial issue price of the PLUS. The difference between the initial issue price of the PLUS and our estimated value of the PLUS results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS that we will no longer expect to incur over the term of the PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the PLUS and/or any agreement we may have with the distributors of the PLUS. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 12 of this document.

September 2017	Page 4

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the PLUS, by acquiring the PLUS, each holder of the PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the PLUS; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the PLUS into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the PLUS such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the PLUS, or amendment of the amount of interest or any other amounts due on the PLUS, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the PLUS solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the PLUS further acknowledges and agrees that the rights of the holders of the PLUS are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the PLUS may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

September 2017	Page 5

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

If the final underlier value is less than the initial underlier value, the PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately 13 months
Leverage factor:	300%
Maximum payment at maturity:	$11.38 per PLUS (113.80% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Interest:	None

September 2017	Page 6

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to any positive performance of the underlier, subject to a maximum payment at maturity of $11.38 per PLUS (113.80% of the stated principal amount). In exchange for enhanced performance of 300% of any appreciation of the underlier, investors forgo performance above the maximum payment at maturity and are exposed to the risk of loss of some or all of their investment at maturity. If the final underlier value is greater than the initial underlier value, investors will receive the stated principal amount plus leveraged upside performance of the underlier at maturity, subject to the maximum payment at maturity. However, if the final underlier value is less than the initial underlier value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Upside Scenario	The final underlier value is greater than the initial underlier value. In this case, at maturity, the PLUS pay the stated principal amount of $10 plus 300% of the underlier return, subject to the maximum payment at maturity of $11.38 per PLUS (113.80% of the stated principal amount).
Par Scenario	The final underlier value is equal to the initial underlier value. In this case, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.
Downside Scenario	The final underlier value is less than the initial underlier value. In this case, at maturity, the PLUS pay less than the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease in the final underlier value from the initial underlier value. For example, if the final underlier value is 55% less than the initial underlier value, the PLUS will pay $4.50 per PLUS, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the PLUS. Accordingly, investors could lose their entire investment in the PLUS.

September 2017	Page 7

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Selected Purchase Considerations

The PLUS are not suitable for all investors. The PLUS may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be greater than the initial underlier value, and you are willing and able to accept the risk that, if the final underlier value is less than the initial underlier value, you will lose some, and possibly all, of the stated principal amount of the PLUS.

▪	You understand and accept that any potential return on the PLUS is limited by the maximum payment at maturity.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the underlier or the securities held by the underlier, nor will you have any voting rights with respect to the underlier or the securities held by the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the PLUS to maturity.

▪	You are willing and able to assume our credit risk for all payments on the PLUS.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The PLUS may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the initial underlier value, or you are unwilling or unable to accept the risk that, if it is, you will lose some, and possibly all, of the stated principal amount of the PLUS.

▪	You seek an investment with uncapped exposure to any positive performance of the underlier.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the underlier or the securities held by the underlier.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the PLUS to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the PLUS.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the PLUS. You should reach a decision whether to invest in the PLUS after carefully considering, with your advisors, the suitability of the PLUS in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the index supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the PLUS for investment.

September 2017	Page 8

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$11.38 per PLUS (113.80% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the PLUS.

PLUS Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the $10 stated principal amount plus 300% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity. Under the terms of the PLUS, investors will realize the maximum payment at maturity at a final underlier value of 104.60% of the initial underlier value.

▪	For example, if the underlier appreciates by 3%, at maturity investors would receive a 9% return, or $10.90 per PLUS.

▪	If the underlier appreciates by 50%, investors would receive only the maximum payment at maturity of $11.38 per PLUS, or 113.80% of the stated principal amount.

▪	Par Scenario. If the final underlier value is equal to the initial underlier value, at maturity investors will receive the stated principal amount of $10 per PLUS.

▪	Downside Scenario. If the final underlier value is less than the initial underlier value, at maturity investors will receive an amount that is less than the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the PLUS.

For example, if the underlier depreciates 50%, investors would lose 50% of their principal and receive only $5.00 per PLUS at maturity, or 50%of the stated principal amount.

September 2017	Page 9

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

What Is the Total Return on the PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the PLUS. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical initial underlier value of $100.00 and reflect the maximum payment at maturity of $11.38 per PLUS (113.80% of the stated principal amount) and the leverage factor of 300%. The hypothetical initial underlier value of $100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “Financial Select Sector SPDR® Fund Overview” below for recent actual values of the underlier. The actual initial underlier value is set forth on the cover page of this document. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the PLUS.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Payment at Maturity	Total Return on PLUS
$150.00	50.00%	N/A	$11.38	13.80%
$140.00	40.00%	N/A	$11.38	13.80%
$130.00	30.00%	N/A	$11.38	13.80%
$120.00	20.00%	N/A	$11.38	13.80%
$110.00	10.00%	N/A	$11.38	13.80%
$105.00	5.00%	N/A	$11.38	13.80%
$104.60	4.60%	N/A	$11.38	13.80%
$102.50	2.50%	N/A	$10.75	7.50%
$101.00	1.00%	N/A	$10.30	3.00%
$100.00	0.00%	N/A	$10.00	0.00%
$90.00	-10.00%	90.00%	$9.00	-10.00%
$80.00	-20.00%	80.00%	$8.00	-20.00%
$70.00	-30.00%	70.00%	$7.00	-30.00%
$60.00	-40.00%	60.00%	$6.00	-40.00%
$50.00	-50.00%	50.00%	$5.00	-50.00%
$40.00	-60.00%	40.00%	$4.00	-60.00%
$30.00	-70.00%	30.00%	$3.00	-70.00%
$20.00	-80.00%	20.00%	$2.00	-80.00%
$10.00	-90.00%	10.00%	$1.00	-90.00%
$0.00	-100.00%	0.00%	$0.00	-100.00%

September 2017	Page 10

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $150.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $11.38

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = ($150.00 – $100.00) / $100.00 = 50.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 300% × 50.00%) = $15.00

Because $10 plus the leveraged upside payment of $15.00 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $11.38 per PLUS, representing a 13.80% total return on the PLUS.

Example 2: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $101.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $11.38

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = ($101.00 – $100.00) / $100.00 = 1.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 300% × 1.00%) = $0.30

Because $10 plus the leveraged upside payment of $0.30 is less than the maximum payment at maturity, the payment at maturity is equal to $10.30 per PLUS, representing a 3.00% total return on the PLUS.

Example 3: The value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $50.00.

Because the final underlier value is less than the initial underlier value, the payment at maturity is equal to $5.00 per PLUS, calculated as follows:

($10 × underlier performance factor)

= $10 × (final underlier value / initial underlier value)

= $10 × ($50.00 / $100.00) = $5.00

The total return on the PLUS is -50.00%.

September 2017	Page 11

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in the PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS. Investing in the PLUS is not equivalent to investing directly in the underlier or any of the securities held by the underlier or composing the index tracked by the underlier (the “tracked index”). The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”; and

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

▪	The PLUS do not pay interest or guarantee the return of any principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. Instead, if the final underlier value is less than the initial underlier value, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount equal to the decrease in the final underlier value from the initial underlier value. There is no minimum payment at maturity on the PLUS and, accordingly, you could lose your entire initial investment in the PLUS.

▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.38 per PLUS (113.80% of the stated principal amount). Although the leverage factor provides 300% exposure to any increase in the final underlier value as compared to the initial underlier value, because the payment at maturity will be limited to 113.80% of the stated principal amount for the PLUS, any increase in the final underlier value as compared to the initial underlier value by more than 4.60% of the initial underlier value will not further increase the return on the PLUS.

▪	Credit of issuer. The PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the PLUS.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the PLUS, by acquiring the PLUS, each holder of the PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the PLUS losing all or a part of the value of your investment in the PLUS or receiving a different security from the PLUS, which may be worth significantly less than the PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the PLUS. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the PLUS will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the PLUS. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

▪	Owning the PLUS is not equivalent to owning the underlier, the securities held by the underlier or the securities composing the tracked index. The return on your PLUS may not reflect the return you would realize if you actually owned the underlier, the securities held by the underlier or the securities composing the tracked index. For example, as a holder of the PLUS, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlier, the securities held by the underlier or the securities composing the tracked index.

September 2017	Page 12

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The PLUS will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the PLUS. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your PLUS to maturity.

▪	The final underlier value is not based on the value of the underlier at any time other than the valuation date. The final underlier value will be based solely on the closing price of the underlier on the valuation date and the payment at maturity will be based solely on the final underlier value as compared to the initial underlier value. Therefore, if the value of the underlier has declined as of the valuation date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the final underlier value been determined at a time prior to such decline or after the value of the underlier has recovered. Although the value of the underlier on the maturity date or at other times during the term of your PLUS may be higher than the closing price of the underlier on the valuation date, you will not benefit from the value of the underlier at any time other than on the valuation date.

▪	Certain features of exchange-traded funds will impact the value of the PLUS. The performance of the underlier will not fully replicate the performance of the tracked index, and the underlier may hold securities not included in the tracked index. The value of the underlier is subject to:

o	Management risk. This is the risk that the investment strategy for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results.

o	Derivatives risk. The underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices.

o	Transaction costs and fees. Unlike the tracked index, the underlier will reflect transaction costs and fees that will reduce its performance relative to the tracked index.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. In addition, the underlier may diverge significantly from the performance of the tracked index due to differences in trading hours between the underlier and the securities composing the tracked index or other circumstances. During periods of market volatility, securities held by the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of the underlier may vary substantially from the net asset value per share of the underlier. Because the PLUS are linked to the performance of the underlier and not the tracked index, the return on your PLUS may be less than that of an alternative investment linked directly to the tracked index.

▪	Adjustments to the underlier or to its tracked index could adversely affect the value of the PLUS. The investment adviser to the underlier seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the tracked index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the underlier. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the PLUS.

In addition, the publisher of the tracked index is responsible for calculating and maintaining the tracked index. The tracked index publisher may add, delete or substitute the securities composing that tracked index or make other methodological changes required by certain corporate events relating to the securities composing the tracked index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the tracked index. The tracked index publisher may also discontinue or suspend calculation or publication of the tracked index at any time. If this discontinuance or suspension occurs, following the termination of the underlier, the calculation agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued underlier, or if the calculation agent determines that no successor fund is available, to accelerate the maturity date of the PLUS. If the PLUS are accelerated, investors will not benefit from any potential appreciation of the underlier from the accelerated maturity date to the originally scheduled maturity date. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the PLUS.

September 2017	Page 13

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

For a description of the actions that may be taken by the calculation agent in the event that the publisher of the tracked index discontinues or suspends calculation of the tracked index or the underlier is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the prospectus supplement.

▪	The equity securities held by the underlier are concentrated in the financials sector. Each of the equity securities held by the underlier has been issued by a company whose business is associated with the financials sector. Because the value of the PLUS is determined by the performance of the underlier, an investment in these securities will be concentrated in this industry. As a result, the value of the PLUS may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to PLUS of a more broadly diversified group of issuers.

▪	The underlier recently ceased providing exposure to the real estate sector. The underlier seeks to track the Financial Select Sector Index. On September 19, 2016, the Financial Select Sector Index was reconstituted to eliminate the stocks of real estate management and development companies and real estate investment trusts (“REITs”) (other than mortgage REITs) (“real estate stocks”). In order to implement a corresponding change to its portfolio, the underlier exchanged its real estate stocks for shares of the Real Estate Select Sector SPDR Fund and then distributed those shares to its holders as a special share distribution with an ex-date of September 19, 2016. As of September 19, 2016, the underlier no longer holds real estate stocks. The underlier now tracks the performance of only those financial company stocks that remain in the Financial Select Sector Index following its reconstitution, which exclude real estate stocks. Consequently, the underlier is less diversified, and is more concentrated in the financials sector, than it was before this change to its portfolio.

The distributed shares of the Real Estate Select Sector SPDR Fund represented approximately 18.8% of the net asset value of the underlier as of September 16, 2016. Accordingly, the changes to the underlier described above represent a significant change in the nature of the underlier and its holdings. These changes could adversely affect the performance of the underlier and, in turn, your return on the PLUS.

▪	The calculation agent has discretion to make antidilution adjustments. For certain events affecting the underlier, the calculation agent may make adjustments to the amounts payable on the PLUS. However, the calculation agent will not make such adjustments in response to all events that could affect the underlier. If an event occurs that does not require the calculation agent to make such adjustments, the value of the PLUS may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the prospectus supplement as necessary to achieve an equitable result.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, therefore, the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the PLUS more than any other single factor, other factors that may influence the value of the PLUS include:

o	the volatility (frequency and magnitude of changes in value) of the underlier and the securities held by the underlier;

o	dividend rates on the underlier and on the securities held by the underlier;

o	interest and yield rates in the market;

o	time remaining until the PLUS mature;

o	supply and demand for the PLUS;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities held by the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Financial Select Sector SPDR® Fund Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

September 2017	Page 14

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The estimated value of your PLUS is lower than the initial issue price of your PLUS. The estimated value of your PLUS on the pricing date is lower than the initial issue price of your PLUS. The difference between the initial issue price of your PLUS and the estimated value of the PLUS is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS.

▪	The estimated value of your PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of PLUS in the secondary market. As a result, the secondary market price of your PLUS may be materially different from the estimated value of the PLUS determined by reference to our internal pricing models.

▪	The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your PLUS and may be lower than the estimated value of your PLUS. The estimated value of the PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the PLUS. Further, as secondary market prices of your PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the PLUS, secondary market prices of your PLUS will likely be lower than the initial issue price of your PLUS. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market (if Barclays Capital Inc. makes a market in the PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the PLUS on the pricing date, as well as the secondary market value of the PLUS, for a temporary period after the initial issue date of the PLUS. The price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your PLUS.

▪	We and our affiliates, and any dealer participating in the distribution of the PLUS, may engage in various activities or make determinations that could materially affect your PLUS in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the PLUS.

In connection with our normal business activities and in connection with hedging our obligations under the PLUS, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the PLUS into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the PLUS.

September 2017	Page 15

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

In addition, the role played by Barclays Capital Inc., as the agent for the PLUS, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the PLUS and such compensation or financial benefit may serve as an incentive to sell the PLUS instead of other investments. Furthermore, we and our affiliates establish the offering price of the PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the PLUS or any of its affiliates conducts hedging activities for us in connection with the PLUS, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the PLUS to you. This additional projected profit may create a further incentive for the participating dealer to sell the PLUS to you.

In addition to the activities described above, we will also act as the calculation agent for the PLUS. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the PLUS. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; if the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, selecting a successor underlier or, if no successor underlier is available, determining whether to accelerate the maturity date; and determining whether to adjust any variable described herein in the case of certain events related to the underlier that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the PLUS, and any of these determinations may adversely affect any payments on the PLUS.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of the ownership and disposition of the PLUS could be materially and adversely affected.

Even if the treatment of the PLUS is respected, the IRS may assert that the PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the “constructive ownership” rules apply to the PLUS.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the PLUS (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

September 2017	Page 16

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Financial Select Sector SPDR® Fund Overview

We have derived all information contained in this document regarding the underlier from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSGA Funds Management, Inc. (“SSGA FM”). The underlier is an investment portfolio managed by SSGA FM, the investment adviser to the underlier. The underlier is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLF.”

The investment objective of the underlier is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies included in the Financial Select Sector Index (the “tracked index”). The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For more information about the Select Sector Indices, see “Annex—The Financial Select Sector Index” below.

On September 19, 2016, the tracked index was reconstituted to eliminate the stocks of real estate management and development companies and real estate investment trusts (“REITs”) (other than mortgage REITs) (“real estate stocks”). In order to implement a corresponding change to its portfolio, the underlier exchanged its real estate stocks for shares of the Real Estate Select Sector SPDR Fund and then distributed those shares to its holders as a special share distribution with an ex-date of September 19, 2016. As of September 19, 2016, the underlier no longer holds real estate stocks. The underlier now tracks the performance of only those financial company stocks that remain in the tracked index following its reconstitution, which exclude real estate stocks.

In seeking to track the performance of the tracked index, the underlier employs a replication strategy, which means that the underlier typically invests in substantially all of the securities represented in the tracked index in approximately the same proportions as the tracked index. However, under various circumstances, it may not be possible or practical to purchase all of the securities in the tracked index, or amounts of those securities in proportion to their weighting in the tracked index. Under these circumstances, SSGA FM intends to employ a sampling strategy in managing the underlier. Sampling means that SSGA FM will use quantitative analysis to select securities, including securities in the tracked index, outside of the tracked index and derivatives that have a similar investment profile as the tracked index in terms of key risk factors, performance attributes and other economic characteristics. These include industry weightings, market capitalization and other financial characteristics of securities.

While SSGA FM seeks to track the performance of the tracked index as closely as possible (i.e., achieve a high degree of correlation with the tracked index), the underlier’s return may not match or achieve a high degree of correlation with the return of the tracked index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. For example, it may take several business days for additions and deletions to the tracked index to be reflected in the portfolio composition of the underlier.

The Select Sector Trust is a registered investment company that consists of a separate investment portfolio for the underlier. Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the underlier, please see the underlier’s prospectus. In addition, information about the Select Sector Trust, SSGA FM and the underlier may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this document.

The PLUS are not sponsored, endorsed, sold or promoted by Select Sector Trust or SSGA FM. Neither the Select Sector Trust nor SSGA FM makes any representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS. Neither the Select Sector Trust nor SSGA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

September 2017	Page 17

PLUS Based on the Value of the Financial Select Sector SPDR® Fund due November 1, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information about the underlier as of market close on September 29, 2017:

Bloomberg Ticker Symbol:	XLF	52 Week High:	$25.86
Current Closing Price:	$25.86	52 Week Low:	$19.21
52 Weeks Ago (9/30/2016):	$19.30

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of January 3, 2012 through September 29, 2017. The associated graph shows the closing prices of the underlier for each day in the same period. The closing price of the underlier on September 29, 2017 was $25.86. We obtained the closing prices of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the PLUS, including on the valuation date. We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment. The closing prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

On September 19, 2016, the underlier made a significant change to its portfolio so that it no longer holds real estate stocks. The underlier now tracks the performance of only those financial company stocks that remain in the Financial Select Sector Index following its reconstitution, which exclude real estate stocks. The historical performance of the underlier shown below might have been meaningfully different had the underlier not held real estate stocks prior to September 19, 2016.

Financial Select Sector SPDR® Fund	High	Low	Period End
2012
First Quarter	$12.97	$10.80	$12.81
Second Quarter	$12.92	$10.86	$11.87
Third Quarter	$13.22	$11.55	$12.67
Fourth Quarter	$13.55	$12.31	$13.32
2013
First Quarter	$15.00	$13.68	$14.77
Second Quarter	$16.38	$14.48	$15.83
Third Quarter	$16.95	$15.76	$16.18
Fourth Quarter	$17.75	$15.89	$17.75
2014
First Quarter	$18.25	$16.67	$18.14
Second Quarter	$18.60	$17.28	$18.47
Third Quarter	$19.33	$17.99	$18.81
Fourth Quarter	$20.33	$17.90	$20.08
2015
First Quarter	$20.08	$18.68	$19.58
Second Quarter	$20.52	$19.56	$19.80
Third Quarter	$20.77	$18.09	$18.40
Fourth Quarter	$20.16	$18.41	$19.31
2016
First Quarter	$19.05	$15.99	$18.28
Second Quarter	$19.36	$17.42	$18.54
Third Quarter	$19.95	$18.17	$19.30
Fourth Quarter	$23.75	$19.21	$23.25
2017
First Quarter	$25.24	$22.95	$23.73
Second Quarter	$24.69	$22.90	$24.67
Third Quarter (through September 29, 2017)	$25.86	$23.88	$25.86

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Underlier Historical Performance— January 3, 2012 to September 29, 2017

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the PLUS

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 PLUS
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, subject to the possible application of the constructive ownership rules, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the original issue price. The PLUS could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the PLUS described above, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the PLUS do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the PLUS with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC

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Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlier or the tracked index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the PLUS or any amounts payable on your PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Validity of the PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the PLUS offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such PLUS will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 28, 2017, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 28, 2017, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 28, 2017, which has been filed as an exhibit to the report on Form 6-K referred to above.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.175 for each PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each PLUS.

We expect that delivery of the PLUS will be made against payment for the PLUS on or about the original issue date indicated on the cover of this document, which will be the third business day following the pricing date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the PLUS on any date prior to two business days before delivery will be required, by virtue of the fact that the PLUS will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

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Annex

The Financial Select Sector Index

All information contained in this document regarding the Financial Select Sector Index and the other Select Sector sub-indices of the S&P 500® Index (each, a “Select Sector Index” and collectively, the “Select Sector Indices”), including, without limitation, their make-up, method of calculation and changes in their components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The Select Sector Indices are calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, any of the Select Sector Indices.

The constituents included in each Select Sector Index at each moment in time are members of the S&P 500® Index. For additional information about the S&P 500® Index, see “Indices—S&P U.S. Indices” in the accompanying index supplement. S&P Dow Jones assigns constituents to a Select Sector Index based on the constituent’s classification under the Global Industry Classification Standard (“GICS®”).

The Financial Select Sector Index measures the performance of the GICS® financials sector, which currently includes companies in the following industries: banks; thrifts and mortgage finance; diversified financial services; consumer finance; capital markets; mortgage real estate investment trusts (“REITs”) and insurance. Prior to September 19, 2016, the Financial Select Sector Index also included companies in the GICS® real estate industry group, which includes the equity REIT and real estate management and development industries. The Financial Select Sector Index is reported by Bloomberg L.P. under the ticker symbol “IXM.”

Select Sector Index Capping Methodology

For capping purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last business day of March, June, September and December using the following procedures:

1.	The rebalancing reference date is two business days prior to the last business day of March, June, September and December.

2.	Using adjusted prices as of the rebalancing reference date, and membership, shares outstanding and other metrics as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as described below.

3.	The Select Sector Indices are first evaluated based on each companies’ modified market capitalization weight to ensure none of the Select Sector Indices breach the maximum allowable limits defined in paragraphs 4 and 7 below. If a Select Sector Index does breach any of the allowable limits, the companies are reweighted based on their float-adjusted market capitalization weights calculated using adjusted prices as of the rebalancing reference date, and membership, shares outstanding and other metrics as of the rebalancing effective date.

4.	If any company has a weight greater than 24%, that company’s float-adjusted market capitalization weight is capped at 23%, which allows for a 2% buffer. This buffer is meant to ensure that no company exceeds 25% as of the quarter end diversification requirement date.

5.	All excess weight is equally redistributed to all uncapped companies within the relevant Select Sector Capped Index.

6.	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.

7.	The sum of the companies with weights greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

8.	If the rule in paragraph 7 is breached, all companies are ranked in descending order of their float-adjusted market capitalization weights. The first company that causes the 50% limit to be breached has its weight reduced to 4.6%.

9.	This excess weight is equally redistributed to all companies with weights below 4.6%. This process is repeated iteratively until paragraph 7 is satisfied.

10.	Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

Calculation, Maintenance and Governance of the Select Sector Indices

The Select Sector Indices are calculated, maintained and governed using the same methodology as the S&P 500® Index. For additional information about the calculation, maintenance and governance of the S&P 500® Index, see “Indices—S&P U.S. Indices” in the

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accompanying index supplement, as supplemented by the following updated information. Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX were added to the universe of securities that are eligible for inclusion in the S&P 500® Index and, effective March 10, 2017, the minimum unadjusted company market capitalization for potential additions to the S&P 500® Index was increased to $6.1 billion from $5.3 billion. In addition, as of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index, but securities already included in the S&P 500® Index have been grandfathered and are not affected by this change.

September 2017	Page 23